Exhibit 6

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 5)

FRENCH BANK OF THE RIO DE LA PLATA BANCO FRANCÉS DEL RIO DE LA PLATA, S.A.
(Name of Issuer)

ORDINARY SHARES
Ps.1 NOMINAL VALUE PER SHARE
(Title of Class of Securities)

05959110
(CUSIP Number)

RAFAEL ALVAREZ
Authorized Representative of Banco Bilbao Vizcaya, S.A.
Gran Via 1
48001 Bilbao, Spain
(011) 344-487-6587
(Name, Address and Telephone Number of
Person Authorized to Receive Notices
and Communications)

January 16, 1998
(Date of Event which Requires Filing of
this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ].

Note. Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

(Continued on following pages)

CUSIP No. 05959110*	SCHEDULE 13D	Page 2 of 7 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON BANCO BILBAO VIZCAYA, S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kingdom of Spain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 97,719,421 Ordinary Shares
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 97,719,421 Ordinary Shares
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 97,719,421 Ordinary Shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.36%
14	TYPE OF REPORTING PERSON CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

* Three ordinary shares are evidenced by one American Depository Share of Banco Francés del Rio de la Plata, S.A. The CUSIP number is for the American Depository Shares.

SEC 1746 (9-88)

     Banco Bilbao Vizcaya, S.A., a Spanish corporation ("BBV") hereby amends its Report on Schedule 13D, originally filed on October 17, 1996 (the “Schedule 13D”), and amended by Amendment No. 1 on December 23, 1996, Amendment No. 2 on January 24, 1997, Amendment No. 3 on April 30, 1997 and by Amendment No. 4 on November 21, 1997, with respect to the purchase of Ordinary Shares, Ps. 1 nominal value per share (the “Ordinary Shares”) of Banco Francés del Rio de la Plata S.A., an Argentinean corporation (the “Company”). Terms not otherwise defined herein have the meanings assigned to them in Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration.

     The response set forth in Item 3 of the Schedule 13D is hereby amended and supplemented by adding the following information at the end thereto:

     “During the months of November and December 1997, BBV acquired, through a subscription of Ordinary Shares in connection with a capital increase and separate open market purchases, an aggregate of 31,620,150 Ordinary Shares representing 18.34% of the issued and outstanding Ordinary Shares of the Company. The total purchase price for these shares was approximately U.S. $275 million. This acquisition was funded with internally generated funds.

     On January 16, 1998, BBV entered into an Option Exercise Agreement with Fernando Jorge de Santibañes (“Santibañes”) pursuant to which BBV acquired 55,242,951 shares or 28.04% of the capital stock of Banco de Crédito Argentino (“BCA”), a 77% owned subsidiary of the Company, for an aggregate purchase price of approximately U.S. $161 million. Such acquisition was funded with internally generated funds. As further described in Item 4 below, upon the consummation of the merger between BCA and the Company, BBV will exchange its shares of BCA for approximately a total of 14,070,252 Ordinary Shares representing 8.16% of the issued and outstanding capital stock of the Company.”

Item 4. Purpose of Transaction.

     Item 4 of Schedule 13D is hereby deleted in its entirety and replaced by the following:

     “BBV’s acquisition of an interest in the Company helps to support its overall international growth strategy and to increase its presence in Latin America. BBV will assume a role in the management of the Company and will continuously review the Company’s business affairs and financial position. Based on such evaluation and review, as well as conditions in the securities markets and general economic and industry conditions, BBV may consider from time to time various alternative courses of action, including the acquisition of additional Ordinary Shares of the Company.

The Company’s Board of Directors and stockholders have approved a plan under which BCA, a 77% owned subsidiary of the Company, will be merged into the Company. As consideration for the merger, the shareholders of BCA will receive one Ordinary Share of the Company per 3.926 shares of BCA. It is expected that the merger will take place sometime before January 31, 1997.

     Except as set forth above, none of BBV, any person controlling BBV, or to the best of its knowledge, any of the persons named in Schedule A has any plan or proposals which relate to or would result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.”

Item 5. Interest in Securities of the Issuer.

     The response set forth in Item 5(a) of the Schedule 13D is hereby amended and supplemented by adding the following information at the end thereto:

     “As a result of its acquisition of Ordinary Shares of the Company through a subscription of shares in connection with a capital increase and open market transactions, and upon consummation of the merger between BCA and the Company, BBV will beneficially own, for the purpose of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, approximately 97,719,421 Ordinary Shares, representing approximately 52.36% of the outstanding equity of the Company.”

     The response set forth in Item 5(b) of the Schedule 13D is hereby amended and supplemented by adding the following information at the end thereto:

     “Upon the consummation of the transactions described above, BBV may be deemed pursuant to Rule 13d-3 to have the power to vote or to direct the vote, or to dispose or direct the disposition of, approximately 97,719,421 Ordinary Shares.”

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Company.

     Item 6 is hereby amended and supplemented by adding the following information at the end thereto:

     “On January 16, 1998, BBV entered into an Option Exercise Agreement with Santibañes pursuant to which BBV acquired 55,242,951 shares or 28.04% of the capital stock of BCA, a 77% owned subsidiary of the Company, for an aggregate purchase price of approximately U.S. $161 million. As further described in Item 4 above, upon the consummation of the merger between BCA and the Company, BBV will exchange its shares of BCA for approximately a total of 14,070,252 Ordinary Shares representing 8.16% of the issued and outstanding capital stock of the Company.”

Item 7. Material to be Filed as Exhibits.

Exhibit 1:	English Summary of the material terms of the Option Exercise Agreement dated January 16, 1998 between Fernando Jorge de Santibañes and BBV relating to the sale of 28.04% of the shares of BCA

SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: January 22, 1998

BANCO BILBAO VIZCAYA, S.A.

By:	/s/ Rafael Alvarez

	Name:	Rafael Alvarez
	Title:	Authorized Representative
Banco Bilbao Vizcaya, S.A.

Schedule A

DIRECTORS AND EXECUTIVE OFFICERS OF
BANCO BILBAO VIZCAYA, S.A.

     The name and present principal occupation or employment of each of the directors and executive officers of Banco Bilbao Vizcaya, S.A. are set forth below. All of the Directors and Executive Officers are citizens of Spain. The registered business address of each of the persons listed below is Plaza de San Nicolas 4, 48005 Bilbao, Spain.

Directors

Name	Principal Occupation

Emilio de Ybarra y Churruca	Executive Chairman (1990);
Vice Chairman (1986);
Chief Executive (1976);
Director (1971)

Javier Gúrpide Huarte	Vice Chairman (1994)
Second Vice Chairman (1990)

Gervasio Collar Zabaleta	Vice Chairman (1995)
Director (1976)

José Domingo Ampuero Osma	Vice Chairman (1995)
Director (1985)

Pedro Luis Uriarte Santamarina	Chief Executive (1994)
Director (1990)

José Angel Sánchez Asiaín	Director (1970)

Federico Lipperheide Wicke	Director (1973)

Eduardo Aguirre Alonso-Allende	Director (1981)

Ramón de Icaza y Zabálburu	Director (1963)

Ignacio Zubiría Mac-Mahón	Director (1973)

Vicente Eulate Mac-Mahón	Director (1975)

Fernando de Ybarra y López-Dóriga	Director (1975)

Francisco Javier Aresti Victoria de Lecea	Director (1983)

Luis Lezama-Leguizamón Dolagaray	Director (1986)

Andrés Vilarino Maura	Director (1987)

José Antonio Sáenz-Azcúnaga Usandizaga	Director (1988)

Luis Maria de Ybarra y Zubiría	Director (1988)

Ricardo Muguruza Garteizgogeascoa	Director (1988)

José Aureliano Recio Arias	Director (1988)

Plácido Arango Arias	Director (1990)

Juan Entrecanales de Azcárate	Director (1990)

José Lladó Fernandez-Urrutia	Director (1990)

Juan Urrutia Elejalde	Director (1990)

Alfonso Cortina Alcocer	Director (1995)

Executive Officers (who are not directors)

Name	Principal Occupation

José Luis Marcaida Onaindia	General Manager

Luis Javier Bastida Ibargüen	General Manager

José Ramon Guerediaga Mendiola	General Manager

Juan Palacios Raufast	General Manager

Gonzalo Terreros Ceballos	General Manager

Javier Echenique Landiríbar	General Manager

José Ignacio Goirigolzarri Tellaeche	General Manager

José Luis Carranza Ortiz	General Manager

José Fonollosa García	General Manager

Jose Perez Fernandez	General Manager

Mario Fernandez Pelaz	General Manager

Jose Maria Concejo Alvarez	Secretary